Exhibit 99.1

E2open Completes Acquisition of BluJay Solutions and Raises

Fiscal Year 2022 Guidance

Accelerates growth of the largest SaaS supply chain software platform

AUSTIN, Texas – September 1, 2021 – E2open Parent Holdings, Inc. (NYSE: ETWO), a leading network-based provider of cloud-based, mission-critical, end-to-end supply chain management platform, today announced it has completed its acquisition of BluJay Solutions, a leading cloud-based, logistics execution platform.

“The acquisition of BluJay is a continuation of our strategy to offer the broadest and most data-rich SaaS supply chain platform,” said Michael Farlekas, chief executive officer at E2open. “The largest and most iconic global brands are re-imagining their supply chains to be more agile, more resilient, and reduce their environmental impact. E2open now offers more extensive capabilities, timely data, and continued innovation to help them accomplish their strategic objectives. We are excited to share our combined capabilities with our customers and welcome BluJay’s talented team to E2open.”

“We’re delighted to embark upon this strategic opportunity together, at a time when customers need the powerful combination of supply chain data, networks, and applications from planning through execution more than ever,” said Andrew Kirkwood, chief executive officer at BluJay Solutions. “E2open is uniquely positioned to increase global reach and broaden its offerings for customers, who will benefit from this commanding platform for the future.”

Compelling strategic benefits to accelerate future organic growth

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Creates leading, independent SaaS-based supply chain platform spanning supply chain planning and execution: The acquisition of BluJay materially expands E2open’s supply chain execution capabilities and expands E2open’s network participants by nearly 25 percent, most specifically in transportation and logistics. Additionally, BluJay brings a highly complementary global trade management platform that encompasses customs declaration and filing to E2open’s strong capabilities in compliance and tariffs. The acquisition further adds key direct-to-consumer offerings including last mile, parcel and dropship commerce.

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Increases global reach and TAM: BluJay’s global footprint, with customers and offices across EMEA and APAC, will strengthen E2open’s global reach and ability to penetrate emerging markets with international leadership based in the UK. E2open’s primarily enterprise customer base will be bolstered by BluJay’s strong presence in the upper mid-market, adding more than $9 billion to an already significant TAM opportunity in North America and Europe.

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Complementary go-to-market strengths: BluJay’s go-to-market strategy emphasizes new client acquisition. E2open’s go-to-market strategy has historically focused on cross-selling to existing customers. The combination leverages each company’s respective strengths to broaden the pool of cross-sell opportunities and significantly accelerates E2open’s strategic new logo growth initiative. Moreover, BluJay’s Transportation Management System solution provides E2open with another significant tip of the spear product to accelerate new logo growth for the combined company.

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Enhances E2open’s leading supply chain networks: E2open operates a leading trade network with over 220k network participants. BluJay brings 50k network participants that include service providers across all modes of transportation and customs authorities across multiple countries with an estimated $40 billion in annual commerce spend and 1.9 billion annual transactions.

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Broadens E2open’s data and analytics offerings: E2open’s network and data will be expanded by BluJay’s 50k network participants, expanding access, data sources, and insights for customers across freight and visibility for better business decision-making. This will substantially increase the monetization opportunity that E2open already has today for its data.

Financial Outlook for Fiscal Year 2022

E2open is increasing its full year, non-GAAP revenue guidance for the fiscal year 2022 on a stand-alone basis to $373 million to $375 million, compared with previous guidance of $369 million to $371 million. This reflects an E2open stand-alone organic growth rate of 11 percent over the prior fiscal year.

Due to the strong performance of E2open and BluJay Solutions, on a pro forma basis, E2open is increasing the combined company’s fiscal year 2022 non-GAAP revenue by $12 million to $570 million as compared to the previous guidance of $558 million.

$570 million of full year pro forma non-GAAP revenue guidance equates to $472 million of non-GAAP revenue as adjusted for the closing date of September 1, 2021. The previous combined company’s non-GAAP revenue guidance adjusted for the September 1, 2021 closing date was $466 million.

Refer to the Non-GAAP Revenue Outlook Tables at the end of this press release for more detail. Fiscal year 2022 full guidance, including non-GAAP gross profit and adjusted EBITDA, will be updated in conjunction with the second quarter earnings release.

Other Highlights

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E2open expects mid-teens free cash flow per share accretion on a pro forma basis over the next 12 months.
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The combination is expected to generate $20 million of run-rate cost savings, reflecting 5% of combined company costs.

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Accelerates organic revenue growth and higher net retention due to strength of combined solutions on one platform and significant cross-sell opportunities.
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As a result of the transaction, Francisco Partners and Temasek have become significant shareholders and each entity will appoint a new member to the existing E2open board of directors.

Transaction Details

E2open acquired BluJay Solutions for an aggregate of 72.4 million shares of Class A Common Stock (representing approximately a 60% rollover of the seller’s pre-closing equity) and approximately $770 million in cash consideration including the repayment of BluJay’s debt facility.

To finance the transaction, E2open secured $300 million in a common equity PIPE from institutional investors, representing an additional 28.9 million shares of Class A Common Stock. An additional $380 million in indebtedness was drawn through an expansion of the Company’s term loan which also provided a portion of the cash consideration.

Advisors

Credit Suisse is serving as lead financial advisor to E2open, and sole equity capital markets advisor and placement agent to E2open. Rothschild & Co is serving as financial advisor and delivering a fairness opinion to E2open and its Board of Directors. Berenson & Company is serving as financial advisor to E2open and Kirkland & Ellis LLP is serving as legal advisor to E2open.

Goldman Sachs is serving as exclusive financial advisor to BluJay, Lazard is serving as capital markets advisor to BluJay, and Latham & Watkins LLP is serving as legal advisor to BluJay.

About E2open

At E2open, we’re creating a more connected, intelligent supply chain. It starts with sensing and responding to real-time demand, supply and delivery constraints. Bringing together data from clients, distribution channels, suppliers, contract manufacturers and logistics partners, our collaborative and agile supply chain platform enables companies to use data in real time, with artificial intelligence and machine learning to drive smarter decisions. All this complex information is delivered in a single view that encompasses your demand, supply and logistics ecosystems. E2open is changing everything. Demand. Supply. Delivered.TM Visit www.e2open.com.

E2open and the E2open logo are registered trademarks of E2open, LLC. Demand. Supply. Delivered. is a trademark of E2open, LLC.

Non-GAAP Financial Measures

This press release includes certain financial measures not presented in accordance with generally accepted accounting principles (“GAAP”) including non-GAAP revenue, adjusted EBITDA, and non-GAAP gross profit. These non-GAAP financial measures are not a measure of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity, or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly titled measures used by other companies.

The Company believes this non-GAAP measure of financial results provides useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing the Company’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures.

Safe Harbor Statement

Certain statements in this press release are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In particular, statements about the Company's expectations, beliefs, plans, objectives, assumptions, future events or future performance contained in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential," "outlook," "guidance" or the negative of those terms or other comparable terminology.

Please see the Company's documents filed or to be filed with the Securities and Exchange Commission, including the annual report filed on Form 10-K, and any amendments thereto for a discussion of certain important risk factors that relate to forward-looking statements contained in this press release. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company's control. These and other important factors may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Any forward-looking statements are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact

Adam Rogers

E2open

adam.rogers@e2open.com

515-556-1162

Media Contact

WE Communications for E2open

e2open@we-worldwide.com

512-527-7029

E2OPEN PARENT HOLDINGS, INC.

NON-GAAP REVENUE(1) OUTLOOK

($ in millions)

Adjusting for the closing of BluJay on September 1, 2021 (the first day of E2open’s fiscal third quarter), the combined company guidance at the time of announcement of the transaction was $466 million of non-GAAP revenue guidance. The total pro forma revenue guidance for the full fiscal year ending February 28, 2022 for the combined business was $558 million.

	Full Year: E2open + BluJay	E2open Full Year + BluJay 2nd Half
	Original Pro-forma Guidance(2)	As Reported Guidance(4)
	FY22	FY22
E2open	$370(6)	$370(6)
Growth %	10%	10%

BluJay	$188	$96
Growth %	6%(7)	3%

Total Company	$558	$466
Growth %	8%(7)	8%

Fiscal year 2022 non-GAAP revenue guidance on a combined company basis is $470 million to $474 million, an increase of $4 million to $8 million from the $466 million guidance provided at the announcement of the transaction.

	E2open Full Year + BluJay 2nd Half
	Actual(3)	Current Guidance(4)	Revised Guidance(5)
	FY21	FY22	FY22	$ Var
E2open	$338	$370(6)	$373 - 375	$3 – 5
Growth %		10%	11%(8)

BluJay	$93	$96	$97 - 99	$1 – 3
Growth %		3%	6%(8)

Total Company	$431	$466	$470 – 474(9)	$4 – 8
Growth %		8%	10%(8)

(1)
Non-GAAP revenue adds back amortization of the fair value adjustment to deferred revenue resulting from the business combinations as required by GAAP
(2)
Full pro-forma view of both businesses with E2open fiscal year end February 28 and BluJay fiscal year end March 31
(3)
Reflects non-GAAP full year revenue of E2open and 2nd half of BluJay
(4)
Reflects full year of E2open per our previous guidance and the corresponding 2nd half BluJay guidance given a 9/1/2021 transaction close date
(5)
Reflects full year of E2open and the corresponding 2nd half BluJay revised guidance for full fiscal year 2022 as of the transaction closing September 1, 2021
(6)
Based on the mid-point of non-GAAP revenue guidance reaffirmed on July 14, 2021
(7)
Fiscal year 2022 BluJay and total company growth rate at announcement was 7% and 9% respectively. The updated growth rate of 6% and 8% respectively are due to the over performance of the BluJay’s business in fiscal fourth quarter 2021
(8)
Revised guidance growth rate based on mid-point of revised guidance range
(9)
Total company revised non-GAAP revenue midpoint of $472 million equates to $570 million on a full pro forma basis for fiscal year 2022 vs. original pro forma guidance of $558 million